Exhibit (d)(45)

INVESTMENT SUB-ADVISORY AGREEMENT

This Investment Sub-Advisory Agreement (the “Agreement”) is dated May 18, 2017 and is between Ivy Investment Management Company, a Delaware corporation, (the “Adviser”) registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and PineBridge Investments LLC, a Delaware limited liability company, registered as an investment adviser under the Investment Advisers Act of 1940 (the “Sub-Adviser”).

WHEREAS, the Adviser is the investment manager to Ivy Funds (the “Trust”), an open-end diversified management investment company organized as a series fund under the laws of the state of Delaware and registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser desires to retain the Sub-Adviser to furnish provide certain investment advisory services to the Ivy PineBridge High Income Fund (the “Fund”), and the Sub-Adviser desires to furnish such services to the Adviser under the terms and subject to the conditions set out below.

THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows.

1.	Appointment of Sub-Adviser. Under the terms and subject to the conditions of this Agreement and in accordance with and subject to the Investment Management Agreement dated November 13, 2008 between the Trust and the Adviser (the “IMA”), the Adviser hereby appoints the Sub-Adviser to perform the investment advisory services described herein for investment and reinvestment of the Fund’s assets, subject to the control and direction of the board of trustees of the Trust (the “Board”) and the Adviser. The Sub-Adviser hereby accepts such appointment and agrees to furnish such services in exchange for the compensation described herein. The Sub-Adviser is, for all purposes of this Agreement, an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Trust or the Adviser in any way or otherwise be deemed an agent of the Trust or the Adviser.

2.	Obligations of and Services to be Provided by the Sub-Adviser.

(a)	The Sub-Adviser shall provide the following services and assume the following obligations with respect to the Fund.

(i)

The investment of the assets of the Fund shall at all times be subject to (i) the applicable provisions of the Trust’s Declaration of Trust, Bylaws, and the registration statement, each as amended, (ii) current prospectus and statement of additional information, (iii) the investment objectives, policies and restrictions of such Fund as set forth in such documents, and (iv) Derivatives Documentation (defined below), all in the form provided to the Sub-Adviser by the Adviser from time to time and as interpreted from time to time by the Board and by the Adviser, and communicated to the Sub-Adviser in writing, as well as any other specific policies adopted by the Board and provided in writing to the Sub-Adviser (“Governing Documents”). Within the framework of the investment objective(s), policies and restrictions of the Fund’s, as set forth in such Governing Documents, and subject to the supervision of the Adviser, the Sub-Adviser shall have the sole and exclusive responsibility for the making and execution of all investment decisions for the Fund; for purposes of clarity, determining from time to time which securities and other investments and instruments will be purchased, retained, sold or exchanged by the Fund and what portion of such Fund’s assets will be held in the various securities and other investments in which the Fund invest, making and executing investment decisions and entering hedge transactions for the Fund with respect to using derivative instruments shall be implemented and executed in accordance with subparagraphs (v) and (vi) below. The Adviser agrees to consult with the Sub-Adviser regarding proposed material changes to the investment objective(s), policies or restrictions of any Fund; however, it is the

Adviser’s ultimate and sole decision to recommend any such revision to the Board for consideration. If a change is made to a Fund’s investment objective(s), policies or restrictions, the Adviser agrees to notify the Sub-Adviser, in writing, at least 30 days prior to such change taking effect, or as soon as practicable if such change is required by applicable law, and to deliver to the Sub-Adviser updated Documents reflecting such change.

(ii)	In carrying out its obligations to manage the investments and reinvestments of the assets of each Fund, the Sub-Adviser shall (A) formulate and implement a continuous investment program for such Fund consistent with the Governing Documents; (B) take such steps as are necessary to implement the aforementioned investment program by placing orders for purchases and sales of securities and other investments and instruments with broker-dealers, futures commission merchants or other intermediaries or counterparties; (C) conform to the relevant requirements of Subchapter M of the Internal Revenue Code, as amended, in addition to the relevant regulations and rules of the U.S. Commodity Futures Trading Commission (“CFTC”), the U.S. Securities and Exchange Commission (“SEC”), the National Futures Association, Financial Conduct Authority, the European Commission, and other relevant regulatory bodies; and (D) coordinate and cooperate with the Adviser to monitor trades and regulatory developments to remain in compliance with the applicable rules and regulations, which includes giving the Adviser access to trading platforms and any applications that gives real-time valuation information and end-of-day settlement prices of trades entered on behalf of the Fund.

(iii)	The Sub-Adviser shall render such reports to the Adviser and to the Board concerning the investment activity and portfolio composition of the Fund in such reasonable form and at such reasonable intervals as the Adviser or the Board may from time to time require.

(iv)	The Sub-Adviser shall, in the name of the Fund, place or direct the placement of orders for the execution of portfolio transactions in accordance with the policies with respect thereto, as described above; provided that execution of Derivative Transactions (defined below) and opening accounts for Derivative Transactions for the Fund shall be executed in accordance with subparagraphs (v) and (vi) below. In connection with the placement of orders for the execution of the Fund’s portfolio transactions, the Sub-Adviser shall create and maintain all necessary brokerage records of the Trust in accordance with all applicable laws, rules and regulations, including but not limited to, records required by Section 31(a) of the 1940 Act. All such records shall be the joint property of the Trust and the Sub-Adviser, and the Sub-Adviser shall make such records available for inspection and use by the SEC, CFTC, the National Futures Association (the “NFA”) and any other relevant regulatory agencies, the Trust or any person retained by the Trust. Where applicable, such records shall be maintained by the Sub-Adviser for the period and in the place required by Rule 31a-2 under the 1940 Act

(v)

The Sub-Adviser is authorized, subject to the supervision of the Adviser and the Board, to place orders for the purchase and sale of exchange-traded (“Listed Derivatives”) and/or over-the-counter (“OTC”) derivative transactions (Listed Derivatives and OTC, together referred to as “Derivative Transactions”). Derivative Transactions shall be governed by the exchange-traded and over-the-counter derivatives documentation including ISDA Master Agreements and corresponding Credit Support Annex, Master Confirmation Agreements, and Confirmations, listed options on margin agreements, listed options agreements, listed derivatives account documents for futures and options on futures, futures account applications, clearing documentation for OTC derivatives, clearing documentation for exchange-traded derivatives, account control agreements for OTC derivatives, account control agreements for exchange-traded derivatives, and agreements with execution and clearing brokers, among other agreements, that the Adviser has signed with swap counterparties, futures commission merchants, and clearing or execution brokers (“Derivatives Documentation”). The Sub-Adviser is not authorized to trade

Derivative Transactions under derivatives documentation that it has signed with swap counterparties, futures commission merchants, and clearing or execution brokers, and the Sub-Adviser understands that trading Derivative Transactions under its own derivative documentation will jeopardize the Adviser’s ability to set-off exposure and termination amounts of Derivatives Transactions in the event that the Adviser needs to exercise the Fund’s rights under one of the Derivatives Documentation.

(vi)

Valuations and Early Terminations involving Derivatives Documentation. In the event that a relevant derivatives dealer, futures commission merchant, executing or clearing broker (“Relevant Party(ies)”) experiences a Potential Event of Default, Event of Default or a Termination Event, the Adviser does not authorize the Sub-Adviser to use its discretion to early terminate all trades and act in accordance with the terms of the applicable Derivative Transactions and/or the provisions of the relevant Derivatives Documentation. The Adviser will take responsibility for the Fund with respect to exercising the Fund’s rights under the applicable Derivative Documentation and Derivative Transactions. Such Adviser’s responsibility includes using the Adviser’s discretion on whether an occurrence of an Event of Default, a Potential Event of Default, or a Termination Event has occurred with respect to a Relevant Party, determining whether a novation to another counterparty is better than terminating, determining an Early Termination Date and drafting and distributing an Early Termination Notice, making calculations with respect to an amount payable for the Affected Transactions or all relevant Transactions, and generally doing what is necessary to best manage and minimize the exposure to a Relevant Party’s financial crisis. Capitalized words used in this paragraph shall have the meaning ascribed to it in the applicable ISDA Master Agreement. The Sub-Adviser shall notify the Adviser immediately after the Sub-Adviser becomes aware of an occurrence of an Event of Default, a Potential Event of Default, a Termination Event, and the Sub-Adviser agrees to notify the Adviser promptly with respect to any general signs of financial distress that a Relevant Party may be experiencing or has experienced.Selection of Brokers and Dealers.

1.	In placing orders or directing the placement of orders for the execution of portfolio transactions, the Sub-Adviser shall select brokers and dealers for the execution of the Fund’s transactions. For Derivatives Transactions, the Sub-Adviser shall select brokers and dealers listed on the Approved Counterparty List, as amended from time to time, from one of the available trading lines of the Adviser. In selecting brokers or dealers to execute such orders and placing such orders, the Sub-Adviser is expressly authorized by the Adviser to consider the fact that a broker or dealer has furnished statistical, research or other information or services, which enhance the Sub-Adviser’s investment research and portfolio management capability generally. It is further understood by the Adviser in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that the Sub-Adviser may negotiate with and assign to a broker a commission which may exceed the commission which another broker would have charged for effecting the transaction if the Sub-Adviser determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e) of the Exchange Act and as may be interpreted by the SEC and/or its staff from time to time in accordance with applicable law) provided by such broker, viewed in terms either of the Fund’s or the Sub-Adviser’s overall responsibilities to the Sub-Adviser’s discretionary accounts.

2.	The Sub-Adviser shall render such reports to the Adviser and to the Board at such intervals and in such form as may be mutually agreed regarding the total amount and usage of all commissions generated as a result of trades executed for the Fund’s holdings, as well as information regarding third-party services, if any, received by the Sub-Adviser as a result of trading activity with select brokers and dealers.

b.	The Sub-Adviser shall use the same skill and care in providing services to the Trust as it uses in providing services to fiduciary accounts for which it has investment responsibility. The Sub-Adviser shall materially comply with all applicable rules and regulations of the SEC in providing investment management services with respect to the Fund.

c.	The Sub-Adviser shall (i) comply with all reasonable requests of the Trust (through the Adviser) for information, including information required in connection with the Trust’s filings with the SEC and state securities commissions, and (ii) provide such other services as the Sub-Adviser shall, from time to time, determine to be necessary to the administration of the Trust.

d.	At such intervals and in such form as may be mutually agreed, the Sub-Adviser shall furnish to the Adviser for distribution to the Board, reports on the investment performance of the Fund and on the performance of its obligations under this Agreement and shall supply such additional, reasonable, reports and information as the Board or the Trust’s officers may request.

e.	On occasions when the Sub-Adviser deems the purchase or sale of a security, including Derivative Transactions, to be in the best interest of a Fund as well as other clients, the Sub-Adviser, to the extent permitted by applicable law, may aggregate the securities to be so sold or purchased in order to obtain the best execution or lower brokerage commissions, if any. The Sub-Adviser also may purchase or sell a particular security for one or more clients in different amounts. On either occasion, and to the extent permitted by applicable law and regulations, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients. In no instance, however, will the Fund’s assets be purchased from or sold to the Adviser, the Sub-Adviser, the Trust’s principal underwriter, or any affiliated person of either the Trust, the Adviser, the Sub-Adviser or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the SEC and the 1940 Act.

f.	Consistent with U.S. securities laws, the Sub-Adviser agrees to adopt written trade allocation procedures that the Sub-Adviser considers “fair and equitable” to its clients which are consistent with the investment objectives, policies and restrictions of the Fund, as described above. The Sub-Adviser also agrees to effect securities transactions in client accounts consistent with the allocation system described in such written procedures.

g.	The Sub-Adviser shall review all notices, including, but not limited to, corporate action notices, and shall provide and respond to all corresponding requests for information in relation to the securities held in the Fund. The Adviser shall instruct the custodian and other appropriate parties providing services to the Fund to promptly forward misdirected corporate action notices to the Sub-Adviser.

h.	The Sub-Adviser shall promptly notify the Adviser of any financial condition that is likely to impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement and any termination or resignation of senior (key) personnel who are directly responsible for portfolio management for the Fund.

i.	The Sub-Adviser shall have no responsibility for filing claims on behalf of the Adviser or the Trust with respect to any class action, bankruptcy proceeding or any other action or proceeding in which the Adviser or the Trust may be entitled to participate as a result of the Fund’s security holdings. The Sub-Adviser’s responsibility with respect to such matters shall be limited to cooperating with the Adviser and the Trust in making such filings and to using its best efforts in sharing applicable information regarding such matters with the Adviser and the Trust.

j.	The Sub-Adviser may not delegate to one or more entities or affiliates any of the investment advisory services relating to the services described in this Agreement for which Sub-Adviser is responsible without the prior written consent and approval of the Adviser and the Board. Notwithstanding the foregoing, the Sub-Adviser is authorized, and has full discretion, solely related to the use of derivatives, to delegate any of its investment management responsibilities, duties and authority set forth herein to, or otherwise to utilize the investment management services of, any of its Affiliates listed in Exhibit A attached hereto; provided that the Sub-Adviser will be fully accountable to the Adviser for any acts or omissions of its Affiliate pursuant to such an arrangement, as if such acts or omissions were its own. For purposes of this Agreement, the term “Affiliate” shall mean any entity that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Sub-Adviser.

(vii)	Delivery of Documents to the Adviser.

a.	The Sub-Adviser has furnished the Adviser with copies of each of the following documents:

i.	The Sub-Adviser’s current Form ADV and any amendments thereto, if applicable;

ii.	The Sub-Adviser’s most recent audited balance sheet;

iii.	Separate lists of individuals whom the Sub-Adviser wishes to have authorized to give written and/or oral instructions to the fund accounting agent of Trust assets for the Fund;

iv.	The Business Conduct Policy and/or the Code of Ethics of the Sub-Adviser as currently in effect; and

v.	A summary of the Sub-Adviser’s compliance policies and procedures adopted pursuant to Rule 206(4)-7 under the Adviser Act.

b.	From time to time, the Sub-Adviser will furnish the Adviser with copies, properly certified or otherwise authenticated, of all material amendments of or supplements to the foregoing, if any. Additionally, the Sub-Adviser will provide to the Adviser such other documents relating to its services under this Agreement as the Adviser may reasonably request on a periodic basis. Such amendments or supplements as to items (i) through (iv) above, shall be provided within 30 days of the time such materials became available to the Sub-Adviser.

(viii)	Expenses. During the term of this Agreement, the Sub-Adviser shall pay all expenses incurred by it in connection with the provision of services under this Agreement, except as otherwise agreed to by the Sub-Adviser and the Adviser.

(ix)	Compensation.

a.	In payment for the investment sub-advisory services to be rendered hereunder by the Sub-Adviser in respect of the Fund, the Adviser shall pay to the Sub-Adviser as full compensation for all services hereunder, a fee computed at an annual rate, which shall be a percentage of the average daily value of the net assets of the Fund. The fee shall be accrued daily and shall be based on the net asset values of all of the issued and outstanding shares of the Fund as determined as of the close of each business day pursuant to the Declaration of Trust, Bylaws and currently effective Prospectus and Statement of Additional Information of the Trust. The fee shall be payable in arrears on the last day of each calendar month.

b.	The amount of such annual fee, in U.S. dollars, as applied to the average daily value of the net assets of the Fund shall be as described in the schedule below.

Net Portfolio Assets	Fee
Up to $100 million	0.35%
Over $100 million and up to $400 million	0.30%

Over $400 million	0.25%

(x)	Renewal, Termination and Survival.

a.	This Agreement shall not become effective as to any Fund unless and until it is approved by the Board, including a majority of the Board members who are not “interested persons” of the Trust or any party to this Agreement, by a vote cast in person at a meeting called for the purpose of voting such approval, and by a majority of the outstanding voting securities of such Fund.

b.	Subject to Section 6(a), the initial term of this Agreement begins on May 18, 2017 and will continue until August 30, 2018, and will renew from year to year thereafter as to the Fund, if such continuance is specifically approved at least annually either by a vote of the holders of the majority of the outstanding voting securities of such Fund, or by a vote of the majority of the Board, and if such continuance is also approved annually by a vote of the majority of the Board who are not interested persons of the Trust or any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval.

c.	This Agreement may be terminated at any time with respect to all or any Fund(s) without payment of penalty upon the occurrence of one of the following: (i) by the Board or by a vote of a majority of the outstanding voting securities of such Fund on 60 days’ prior written notice, or (ii) by either party hereto upon 60 days’ prior written notice to the other. This Agreement will terminate automatically upon any termination of the IMA or in the event of its assignment. The terms “interested person,” “assignment” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth in the 1940 Act and the rules thereunder, and any relevant interpretations thereof by (or exemptions or no-action positions issued by) the SEC or its staff.

d.	Any right, obligation or required performance of the parties in this Agreement that, by its express terms or nature and context, is intended to survive termination of this Agreement, shall survive any such termination.

e.	Termination of this Agreement with respect to one Fund shall not constitute a termination of this Agreement with respect to the other Funds.

(xi)	Limits on Liability.

a.	Except as may otherwise be provided by the 1940 Act, neither the Sub-Adviser nor its officers, directors, employees or agents shall be subject to any liability for any error of judgment or mistake of law or for any loss arising out of any investment or other act or omission in the performance by the Sub-Adviser of its duties under this Agreement or for any loss or damage resulting from the imposition by any government or exchange control restrictions which might affect the liquidity of a Fund’s assets, or from acts or omissions of the Adviser or custodians or other agents of the Trust or the Fund or securities depositories, or from any war or political act of any foreign government to which such assets might be exposed; however, nothing in this Agreement will be deemed to protect, or purport to protect, the Sub-Adviser against any liability to the Trust to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of the Sub-Adviser’s reckless disregard of its obligations and duties hereunder.

b.	The Adviser and the Board understand that the value of investments made for the Fund may go up as well as down, is not guaranteed and that investment decisions will not always be profitable. Neither the Sub-Adviser nor the Adviser have made, and are not making, any guarantees, including any guarantee as to any specific level of performance of the Fund. The Adviser and the Board acknowledge that the Fund is designed for the described investment objective(s) and is not intended as a complete investment program. They also understand that investment decisions made on behalf of the Fund by the Sub-Adviser are subject to various market and business risks.

c.	The Adviser understands that the Sub-Adviser now acts, will continue to act, or may act in the future, as investment adviser to fiduciary and other managed accounts, including other investment companies, and the Adviser has no objection to the Sub-Adviser so acting, if the Sub-Adviser duly performs all of its obligations under this Agreement. The Adviser also understands that the Sub-Adviser may give advice and take action with respect to any of its other clients or for its own account that may differ from the timing or nature of action taken by the Sub-Adviser with respect to the Fund. Nothing in this Agreement imposes upon the Sub-Adviser any obligation to purchase or sell or to recommend for purchase or sale, with respect to the Fund, any security or other investment which the Sub-Adviser or its shareholders, directors, officers, employees or affiliates may purchase or sell for its or their own accounts or for the account of any other client.

d.	Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the right of the Sub-Adviser or its affiliates, or the right of any of their officers, directors or employees (who may also be an officer, trustee or employee of the Trust, or persons otherwise affiliated with the Trust (within the meaning of the 1940 Act) to engage in any other business or to devote his or her time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other trust, corporation, firm, individual or association.

(xii)	Confidential Treatment. Any information or recommendation supplied by the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Adviser, the Fund or such persons as the Adviser may designate in connection with the Fund. In addition, any information supplied to the Sub-Adviser in connection with the performance of its obligations hereunder, particularly, but not limited to, any list of securities which, on a temporary basis, may not be bought or sold for the Fund, is to be regarded as confidential and for use only by the Sub-Adviser in connection with its obligation to provide investment advice and other services to the Fund.

(xiii)	Representations and Warranties of the Sub-Adviser. The Sub-Adviser hereby represents and warrants to the Adviser as follows:

a.	The Sub-Adviser is registered with the SEC as an investment adviser under the Advisers Act, and such registration is current, complete and in full compliance with all material applicable provisions of the Advisers Act and the rules and regulations thereunder;

b.	The Adviser has all requisite authority to enter into and execute, deliver and perform its obligations under this Agreement;

c.	The Sub-Adviser’s performance of its obligations under this Agreement does not conflict with any law, regulation or order to which the Sub-Adviser is subject; and

d.	The Sub-Adviser has reviewed the portion of (i) the registration statement filed with the SEC, as amended from time to time, for the Fund (“Registration Statement”), and (ii) the Fund’s prospectuses and statements of additional information (including amendments) thereto, in each case in the form received from the Adviser with respect to the disclosure about the Sub-Adviser and the Fund of which the Sub-Adviser has knowledge and except as advised in writing to the Adviser such Registration Statement, prospectuses and statements of additional information (including amendments) contain, as of their respective dates, no untrue statement of any material fact of which the Sub-Adviser has knowledge and do not omit any statement of a material fact of which the Sub-Adviser has knowledge which was required to be stated therein or necessary to make the statements contained therein not misleading.

The Sub-Adviser agrees to notify the Adviser promptly in writing if any of the representations and warranties contained in this Section ceases to be accurate in any respect.

(xiv)	Representations and Warranties of the Adviser. The Adviser hereby represents and warrants to the Sub-Adviser as follows:

a.	The Adviser is registered with the SEC as an investment adviser under the Advisers Act, and such registration is current, complete and in full compliance with all material applicable provisions of the Advisers Act and the rules and regulations thereunder;

b.	The Adviser has all requisite authority to enter into and execute this Investment Sub-Advisory Agreement, in accordance with the IMA; and

c.	The Adviser’s performance of its obligations under this Agreement does not conflict with any law, regulation or order to which the Adviser is subject.

11.	Compliance with Commodity Exchange Act and Derivatives-Related Regulations

(a)	The Adviser hereby represents and warrants to the Sub-Adviser that:

(1)

the Adviser is excluded from the definition of commodity pool operator pursuant to CFTC Regulation 4.5 and it will file a notice as required by CFTC Regulation 4.5(c) and shall refile such notice annually as required;

(2)	the Adviser is exempt from registration as a commodity trading advisor under CFTC Regulation 4.6 with respect to the Fund;
(3)	the Fund is an “eligible contract participant” within the meaning of Section 1a(18) of the Commodity Exchange Act, as amended from time to time (“CEA”);
(4)	the Adviser will claim an exclusion of the Fund from the definition of the term “commodity pool” on the National Futures Association online registration system; and
(5)	the Adviser will furnish the Sub-Adviser with a copy of the notice of eligibility filed pursuant to Regulation 4.5(c), if such notice is required, with respect to such exclusion.

(b)	The Sub-Adviser hereby represents and warrants to the Adviser that:

(1)	the Sub-Adviser is registered as a commodity pool operator with the CFTC and is in compliance with all rules and regulations applicable to commodity pool operators;
(2)	the Sub-Adviser is registered as a commodity trading advisor with the CFTC and is in compliance with all rules and regulations applicable to commodity trading advisors; and
(3)

the Sub-Adviser is registered as a swap firm with the CFTC and is registered with the National Futures Association’s online registration system and is in compliance with Sections 4s(e) through (i) of the CEA, CFTC Regulation 170.16, and all other applicable CFTC and NFA regulations and rules.

(4)	the Sub-Adviser has not been fined by the NFA or the CFTC for breach of any of the CFTC and NFA rules applicable to it and has passed all past examinations by the NFA or the CFTC.

(c)	The Sub-Adviser hereby agrees that:

(1)	the Sub-Adviser will cause the Fund to comply with the trading restrictions set forth in CFTC Regulation 4.5; and
(2)

the Sub-Adviser will cause the Fund to comply with regulatory requirements set forth by the U.S. prudential regulators, the CFTC, SEC, NFA, Financial Conduct Authority, the European Commission and any other applicable U.S. and global regulators with respect to trading Derivatives Transactions and will conform to the requirements prescribed by Title VII of Dodd-Frank, EMIR, MiFID, MiFID II, MiFIR, the FCA Handbook, the Internal Revenue Code, and any other applicable legislations, regulations and rules.

(d)	The Adviser and Sub-Adviser each further agree that:

(1)

Adviser and Sub-Adviser shall each comply with all requirements of CEA and the then-current CFTC, SEC, or any other applicable regulations and rules globally that apply to Adviser and Sub-Adviser, respectively, with respect to the Fund; and

(2)

Sub-Adviser shall provide reasonable cooperation to the Adviser and Adviser shall provide reasonable cooperation to the Sub-Adviser in fulfilling, or causing to be fulfilled, any disclosure or reporting requirements applicable to such party with respect to the Fund under the CEA and/or then-current CFTC and SEC regulations and any other applicable regulations globally.

The Adviser and Sub-Adviser each further agrees to notify the other party promptly in writing if any of the representations and warranties contained in this Section ceases to be accurate in any respect.

12.	Commodity Pool Operator Testing Requirements.

The Sub-Adviser: (i) agrees to meet the testing requirements set forth in 17 C.F.R. §4.5(c)(2)(iii)(A) and 17 C.F.R. §4.5(c)(2)(iii)(B), (ii) is aware of the material damage a breach of the testing will cause the Fund and the Adviser, and (iii) will provide Adviser with advance notice by telephone and in writing (electronic is acceptable) to work out a solution jointly with the Adviser should testings be reaching its capacity before further Derivative Transactions are entered. Notwithstanding any provision in this Agreement to the contrary, the Adviser and the Sub-Adviser agree that the Sub-Adviser will monitor the Fund’s compliance with the tests set forth in both 17 C.F.R. §4.5(c)(2)(iii)(A) and 17 C.F.R. §4.5(c)(2)(iii)(B), but in any case will cause the Fund to comply with at least one of those tests at all times.

13.	Reports by the Sub-Adviser and Records of the Fund.

(a) The Sub-Adviser shall permit the financial statements, books and records with respect to the Fund to be inspected and audited by the Trust, the Adviser or their agents during normal business hours, upon reasonable notice to the Sub-Adviser. The Sub-Adviser shall immediately notify and forward to the Adviser any legal process served upon it on behalf of the Adviser or the Trust.

(b) In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser agrees that all records it maintains for the Fund are the joint property of the Sub-Adviser and the Trust and further agrees to deliver to the Trust or the Adviser copies of any such records upon the Trust’s or the Adviser’s request. The Sub-Adviser further agrees to maintain for the Trust the records the Trust is required to maintain under Rule 31a-1(b) insofar as such records relate to the investment affairs of the Fund. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records it maintains for the Trust.

(xv)	Indemnification.

a.	The Sub-Adviser agrees to indemnify and hold harmless the Trust, the Fund, each independent trustee of the Trust, the Adviser, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act (“affiliated person”) of the Adviser and each person, if any, who, within the meaning of Section 15 of the Securities Act of 1933, as amended (the “1933 Act”), controls (“controlling person”) the Adviser, against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Adviser, the Fund, the Trust or such affiliated person or controlling person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Sub-Adviser’s responsibilities as sub-adviser of the Fund pursuant to this Agreement, (i) to the extent of and as a result of the willful misconduct, bad faith, or negligence of the Sub-Adviser, any of the Sub-Adviser’s employees or representatives or any affiliate of or any person acting on behalf of the Sub-Adviser, (ii) as a result of any untrue statement of a material fact contained in this Agreement, the Registration Statement, prospectuses or statements of additional information covering the Fund or the Trust or any amendment thereof or any supplement thereto or the omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, if such a statement or omission was made in reliance upon written information furnished by the Sub-Adviser to the Adviser, the Trust or any affiliated person of the Adviser or the Trust expressly for use in the Trust’s Registration Statement, (iii) to the extent of, and as a result of, the failure of the Sub-Adviser, any of its employees or affiliated persons to comply with regulations applicable to the Fund that caused fees or penalties to be assessed against the Fund by the SEC, CFTC or any other regulatory bodies or caused the Fund to settle with the SEC, CFTC or any other regulatory bodies for a negotiated amount, or (iv) to the extent of, and as a result of, the failure of the Sub-Adviser to execute, or cause to be executed, portfolio transactions according to the standards and requirements of the 1940 Act; however, in no case will the Sub-Adviser’s indemnity in favor of the Adviser or any affiliated person or controlling person of the Adviser be deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misconduct, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

b.	The Adviser agrees to indemnify and hold harmless the Sub-Adviser, each affiliated person of the Sub-Adviser and each controlling person of the Sub-Adviser against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Sub-Adviser or such affiliated person or controlling person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of (i) the Adviser’s responsibilities as investment manager of the Fund to the extent of and as a result of the willful misconduct, bad faith, or gross negligence of the Adviser, any of the Adviser’s employees or representatives or any affiliate of or any person acting on behalf of the Adviser, (ii) as a result of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, prospectuses or statements of additional information covering the Fund or the Trust or any amendment thereof or any supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, if such a statement or omission was made by the Trust other than in reliance upon written information furnished by the Sub-Adviser, or any affiliated person of the Sub-Adviser, expressly for use in the Trust’s Registration Statement; however, in no case will the Adviser’s indemnity in favor of the Sub-Adviser be deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misconduct, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

(xvi)	Assignment by the Sub-Adviser. This Sub-Adviser shall not assign this Agreement to any other individual or entity without the Adviser’s prior written consent, which consent will not be unreasonably withheld; however, such consent shall be subject to the prior approval of the Board. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and any permitted assigns.

(xvii)	Jurisdiction and Applicable Law.

a.	Each party irrevocably submits to the jurisdiction of any state or U.S. federal court sitting in the State of Kansas over any suit, action or proceeding arising out of or relating to this proposal and the agreement contemplated herein.

b.	This Agreement shall be construed and enforced in accordance with the laws of Delaware, the 1940 Act and the applicable rules and guidance issued by the SEC and its staff thereunder.

c.	The Sub-Adviser irrevocably waives, to the fullest extent permitted by law, any objection which it may have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. The Sub-Adviser agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon the Sub-Adviser, and may be enforced to the extent permitted by applicable law in any court of the jurisdiction of which the Sub-Adviser is subject by a suit upon such judgment.

d.	Nothing in this Section affects the right of the Adviser to serve process in any manner permitted by law or limit the right of the Adviser to bring proceedings against the Sub-Adviser in the courts of any jurisdiction or jurisdictions.

(xviii)	Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered or sent by pre-paid first class letter post to the following addresses or to such other address as the relevant addressee shall hereafter notify for such purpose to the others by notice in writing and shall be deemed to have been given at the time of delivery.

If to the Adviser:	IVY INVESTMENT MANAGEMENT COMPANY
6300 Lamar Avenue
Overland Park, KS 66202, U.S.A.
Attention: Philip J. Sanders, President

a required cc: to the following for notices under subparagraphs 2(a)(v) and (vi), Sections 9, 11 and 12: DerivativesLegal@waddell.com DerivativesTraders@waddell.com

If to the Trust or Fund:	IVY FUNDS
6300 Lamar Avenue
Overland Park, KS 66202, U.S.A.
Attention: Wendy J. Hills, Vice President

If to the Sub-Adviser:	PINE BRIDGE INVESTMENTS LLC
399 Park Avenue, 4th Floor
New York, New York 10022

Email: HOU_HighYield@pinebridge.com NYC_NAMiddleOfficeTeam@pinebridge.com

(xix)	Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(xx)	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all such counterparts shall constitute a single instrument.

(xxi)	Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof.

(xxii)	Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally with respect to a Fund, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No material amendment of the Agreement shall be effective with respect to a Fund until approved, if so required by the 1940 Act, by vote of the holders of a majority outstanding voting securities of that Fund.

The duly authorized representatives of each party executed this Agreement on the date set forth below.

IVY INVESTMENT MANAGEMENT
COMPANY

By:	/s/ Philip J. Sanders
Philip J. Sanders, President

Date:	May 16, 2017

PINEBRIDGE INVESTMENTS LLC

By:	/s/ John Yovanovic
John Yovanovic, Managing Director &
Head of High Yield Portfolio Management

Date:	May 17, 2017

EXHIBIT A

TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

DATED MAY 18, 2017

PineBridge Investments Ireland Limited

PineBridge Investments Asia Limited

PineBridge Investments Japan Co., Ltd.

PineBridge Investments Canada Inc.

PineBridge Investments East Africa Limited

PineBridge Investments Latin America SpA

PineBridge Securities LLC

PineBridge Investments Europe Limited

PineBridge Investments Hong Kong Limited

PineBridge Investments Singapore Limited

Huatai-PineBridge Fund Management Co., Ltd

PineBridge Investments Management Taiwan Limited

PineBridge Investments Korea Ltd

PineBridge Investments Asset Management Company (India) Private Limited